Atlas Mining Company Completes Settlement of American National Mortgage Partners Debts

Osburn, Idaho   September 7, 2005 - Businesswire - Atlas Mining Company
(OTCBB: ALMI) announced today that the Company completed its requirements toward the full settlement of the American National Mortgage Partners debts owed by the Company. In January 2005, the Company had entered into a settlement agreement to pay the bankruptcy trustee its debts owed the bankrupt lender. The settlement called for a $406,000 cash payment and 175,000 shares of restricted common stock. The cash payment was made on June 30, 2005; however the completion of the final settlement by issuance of the 175,000 shares of stock was delayed while the Company and the bankruptcy trustee attempted to negotiate a cash payment in lieu of issuing stock. According to William Jacobson, President and CEO, "I thought we could entice the trustee to accept a discounted cash payment instead of stock he would be required to hold for one year. But he, too, sees our real potential and prefers to hold the shares at this time."

About Atlas Mining Company: Atlas Mining Company is a diversified natural resource company with its primary focus on the development of the Dragon Mine in Juab County, Utah, the only known commercial source of halloysite clay outside of New Zealand. The unique purity and quality of the Dragon mine halloysite is unmatched anywhere in the world and has spawned considerable research into new and exciting applications for this product. Atlas also holds mining and timber interests in Northern Idaho, and operates an underground mining contracting business. Atlas stock trades on the OTC Bulletin Board under the symbol "ALMI". More information about Atlas Mining Company can be found at www.atlasmining.com

Safe Harbor Statement: Except for the historical statements made herein, the statements made in this release are forward-looking statements. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, managing growth, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Atlas Mining undertakes no duty to update these forward-looking statements.

Contact Information:
William T Jacobson
Atlas Mining Company
800-356-6463